SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Cyberfast Systems, Inc.
(Exact name of small business issuer as specified in its charter)

Florida (State or other jurisdiction of incorporation or organization)	13-5398600 (I.R.S. Employer Identification No.)
7825 Fay Avenue, Suite 200, La Jolla, California (Address of Principal Executive Offices)	92037 (Zip Code)

Cyberfast Systems, Inc.
2002 INCENTIVE STOCK PLAN
(Full Title of the Plan)

Christine Kinkaid
CYBERFAST SYSTEMS, INC.
7825 Fay Avenue, Suite 200
La Jolla, California 92037
(858) 456-5520
 (Name and Address and Telephone Number, Including Area Code, of Agent for Service)

Please send copies of all communications to:
Richard A. Weintraub, Esq.
WEINTRAUB DILLON PC
12520 High Bluff Drive, Suite 260
San Diego, California 92130

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Stock Options and Common Stock (par value $.0001) (1)	1,250,000 shares	$0.19	237,500	$21.85

(1) Also registered under this Registration Statement are such additional number of shares of common stock ("Common Stock"), presently undeterminable, as may be necessary as a result of any stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act").

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) under the Securities Act, based upon the price at which the options granted to date may be exercised.

PART II

Item 3. Incorporation of Documents By Reference.

The following documents which have been or will in the future be filed by the Registrant with the Commission are incorporated in this Registration Statement by reference:

1.                  The Registrant's Annual Report on Form 10-K for the fiscal year ended December 30, 2000, as amended.

2.                  The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001, and September 30, 2001, as amended.

3.                  The description of the Registrant's Common Stock contained in Item 1 of the Registrant's Registration Statement on Form 10-SB filed with the Commission on September 7, 1999 pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in and to be a part of this Registration Statement from the date of filing of such reports and documents.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Other than as set forth below, no named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the small business issuer, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant.

Richard A. Weintraub, Esq. of Weintraub Dillon PC, counsel for the Registrant as giving an opinion on the validity of the securities being registered, will be receiving 235,294 shares of common stock pursuant to the Registrant's 2002 Incentive Stock Plan under this Form S-8 for legal services previously rendered under an attorney-client contract between Weintraub Dillon PC and the Registrant.  These legal services have consisted of advice and preparation work in connection with reports of the Registrant filed under the Securities Exchange Act of 1934, and other general corporate and securities work for the Registrant.

Item 6. Indemnification of Directors and Officers.

Article X of the Registrant's Articles of Incorporation, as amended, provides that the Registrant shall indemnify any director, officer or employee of the Registrant, or of any corporation in which he served as such at the request of the Registrant, shall be indemnified by the Registrant against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with the defense of such action, suit or proceedings, or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding, or in connection with any appeal therein that such officer, director or employee is liable for negligence or misconduct in the performance of his duties.  Article X further provides that the foregoing right of indemnification shall not be deemed exclusive of any other rights to which any officer or director or employee may be entitled apart from the provisions of this section.  The amount of indemnity to which any officer or any director may be entitled shall be fixed by the Board of Directors, except that in any case where there is no disinterested majority of the Board available, the amount shall be fixed by arbitration pursuant to the then existing rules of the American Arbitration Association.

The Company may also purchase and maintain insurance for the benefit of any director or officer which may cover claims for which the Company could not indemnify such persons.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

The following is a list of exhibits filed as a part of this Registration Statement:

Exhibit Number	Description
4.1	Cyberfast Systems, Inc. 2002 Incentive Stock Plan.
4.2	Forms of Incentive Stock Option Agreement, Nonstatutory Stock Option Agreement, and Stock Grant Award used in connection with the Cyberfast Systems, Inc. 2002 Incentive Stock Plan.
5.1	Opinion of Richard A. Weintraub, Esq., Outside Counsel
23.1	Consent of Rachlin Cohen & Holtz LLPLLP, Independent Auditors.
23.2	Consent of Richard A. Weintraub, Esq., contained within Exhibit 5.

Item 9. Undertakings.

The undersigned small business issuer hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by  section 10(a)(3) of the Securities Act of 1933;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in  the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) Include any additional or material information on the plan of distribution.

(2) For determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of securities at that time to be the initial bona fide offering thereof.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on March 28, 2001.

Dated: March 28, 2002	CYBERFAST SYSTEMS, INC., a Florida corporation
	By:	/s/ ROGER PAWSON Roger Pawson Chief Executive Officer, Chairman of the Board and Principal Financial and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment  has  been signed below by the following persons in the capacities and on the dates indicated:

Name:	Title:	Date:

/s/ ROGER PAWSON

Roger Pawson	Chief Executive Officer and	March 28, 2002
Director